Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Boise Cascade Company:

We consent to the incorporation by reference in the registration statement (No. 333-186871) on Form S-8 of Boise Cascade Company of our report dated March 7, 2013, with respect to the consolidated balance sheets of Boise Cascade Company and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Boise Cascade Company.
/s/ KPMG
Boise, Idaho
March 7, 2013